Exhibit 99

For Immediate Release

Media Contact:	Investor Contact:
Colleen Scott	James R. Reske
Vice President of Marketing	Chief Financial Officer
Home Savings	United Community Financial Corp.
(330) 742-0638	(330) 742-0592
cscott@homesavings.com	jreske@ucfconline.com

United Community Financial Corp. Announces

Future Succession Plans

YOUNGSTOWN, Ohio (August 8, 2013) – United Community Financial Corp. (NASDAQ: UCFC), holding company of The Home Savings and Loan Company, announced that Patrick W. Bevack, President and Chief Executive Officer of United Community and Home Savings, plans to retire during 2014. Mr. Bevack intends to remain on the Board of Directors of both United Community and Home Savings for at least a year after his retirement, and the Board will retain Mr. Bevack as an advisor for two years.

Mr. Bevack, who joined Home Savings in June 2000, was appointed President and Chief Executive Officer of United Community on January 1, 2011. Additionally, Mr. Bevack has served as President and CEO of Home Savings since March 2009. Prior to that time, Mr. Bevack had served in numerous executive positions with Home Savings, including President and Chief Operating Officer, Executive Vice President, Chief Financial Officer and Treasurer and Senior Vice President of Mortgage Lending.

Bevack commented, “I am extremely proud of what we have accomplished since my appointment as President and CEO, and I am very thankful for the opportunity the Board gave me and for their tireless efforts during this time.” Bevack added, “I am also very appreciative of the senior management team and all the employees of Home Savings. Our accomplishments during what many consider the worst economic times since the Great Depression are a direct result of the quality and hard work of these individuals.”

The Board has engaged Chartwell Partners to begin a search for Mr. Bevack’s successor.

Richard J. Schiraldi, Chairman of the Board of United Community and Home Savings stated, “Pat has done a tremendous job at the helm of United Community and Home Savings, and he lead the management team through an extremely difficult period, both on an economic and regulatory level. Under Pat’s leadership, the regulatory orders were terminated, we dramatically improved our financial condition and risk profile, we successfully raised capital and, as a result, we are now well positioned to execute our business strategies so that we can prosper in the future.”

Schiraldi added, “Pat’s 37 years of service in the banking industry allow him to provide technical knowledge in all operational areas of banking and invaluable business and strategic insight to the Board. Maintaining a relationship with him as a consultant and as a member of the Board gives us continued access to these skills and ensures a smooth transition into the future.”

As a wholly-owned subsidiary of United Community Financial Corp., Home Savings operates 33 full-service banking offices and nine loan production offices located throughout Ohio and western Pennsylvania. Additional information on UCFC and Home Savings may be found at www.ucfconline.com.

When used in this press release, the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project”, “will have” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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